Exhibit 99.1

              Circuit City Stores, Inc. Reports Third Quarter Sales



Richmond, Va., December 4, 2003 - Circuit City Stores, Inc. (NYSE:CC) today reported that total sales for the third quarter ended November 30, 2003, decreased 1 percent to $2.41 billion from $2.42 billion in the same period last year, with comparable store sales declining 1 percent for the quarter and increasing 4 percent in November, the final and largest-volume month of the quarter.

"We are pleased by the improvement in the comparable store sales pace throughout the quarter and especially by the November comparable store sales growth, which came on top of November comparable store sales growth in each of the previous two years," said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. "On the Friday after Thanksgiving, we generated a new company record for the highest sales volume produced in a single day, and I express my appreciation to the Circuit City Associates throughout our operations - the stores and all support facilities - who helped make this achievement possible.

"We believe that the November results reflect the steps we have taken throughout the year to further improve the shopping experience in our Circuit City stores and drive traffic into our revitalized locations," said McCollough. "As we entered the holidays, we had completed the refixturing of 222 stores, fully remodeled four stores, opened seven new stores and relocated 10 stores this fiscal year. Improved product adjacencies and new product displays are giving customers easier access to and faster check out on products and enabling them to find complete consumer electronics solutions at competitive prices."

The new merchandising layouts are enabling Circuit City to offer a broad array of the latest consumer electronics products, including thin-panel televisions, portable DVD players and digital satellite systems, all of which are proving to be especially popular with consumers. During the quarter, Circuit City generated strong sales growth in entertainment software, including movies and music; new video technologies, including digital televisions and thin-panel LCD and plasma displays; digital satellite systems; digital imaging and portable digital audio. The company also experienced strong growth in Web-originated sales during the quarter.

"In addition to our store improvements, we elected to be more promotional on selected items, particularly over Thanksgiving weekend," said McCollough. "We also have stepped up our inventory position in key categories in anticipation of a stronger holiday selling season this year compared with last year and to support compelling merchandise displays after the holidays."

The percent of merchandise sales represented by each major product category for the third quarter and the first nine months of this fiscal year and last fiscal year was as follows:

                                              Three Months Ended                   Nine Months Ended
                                                  November 30                         November 30
                                        --------------------------------    --------------------------------
                                              2003            2002                2003            2002
                                              ----            ----                ----            ----
Video............................              42%             40%                40%              39%
Audio............................              13              15                 14               15
Information Technology...........              31              33                 33               34
Entertainment....................              14              12                 13               12
                                        --------------- ----------------    --------------- ----------------
Total............................             100%            100%               100%             100%
                                        --------------- ----------------    --------------- ----------------


Third Quarter Earnings Release and Conference Call Information
Circuit City expects to release earnings for the third fiscal quarter ended November 30, 2003, on December 17. The company plans to host a conference call for investors at 11:00 a.m. ET on that date to discuss the third quarter results. Domestic investors may access the call at (800) 299-0433 (passcode:
Circuit City). International investors may access the call at (617) 801-9712 (passcode: Circuit City). A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

A replay of the call will be available beginning at approximately 1:00 p.m. ET December 17 and will be available through midnight, December 23. Domestic investors may access the recording at (888) 286-8010, and international investors may dial (617) 801-6888. The access code for the replay is 27257013. A replay of the call also will be available on the Circuit City investor information home page and at www.streetevents.com.

About Circuit City Stores, Inc.
With headquarters in Richmond, Va., Circuit City Stores, Inc. puts the customer first with high-quality service and more than 5,000 consumer electronics products available in its stores and online at www.circuitcity.com. Top-quality, low-priced products; detailed product information; and product specialists, who complete extensive online and in-store training programs, are all a part of Circuit City's promise to provide superior consumer electronics solutions to its customers. Circuit City's remodel and relocation program reflects the changing needs of consumer electronics shoppers; the stores are brighter and more open; the aisles are wider and virtually every product Circuit City sells is on the sales floor for easy customer access. Circuit City operates 618 Circuit City Superstores and five mall-based stores in 159 markets.


Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties, including without limitation (1) consumer reaction to changes in the company's store design and merchandise, (2) consumer reaction to new store locations and (3) consumer spending during the holiday selling season. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for fiscal 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.


                                       ###

Contact: Jessica Simmons, Investor Relations, Circuit City Stores, Inc., 804-527-4038
          Virginia Watson, Investor Relations, Circuit City Stores, Inc., 804-527-4033